Exhibit 99.1

908 Devices Reports First Quarter 2021 Financial Results and Reiterates 2021 Revenue Outlook

Q1 2021 Product and Service Revenue Increased More Than 100% Over Prior Year

BOSTON, MA – May 13, 2021 – 908 Devices Inc. (Nasdaq: MASS), a pioneer of purpose-built handheld and desktop mass spec devices for chemical and biomolecular analysis, today reported financial results for the quarter ended March 31, 2021.

Recent Highlights

•	Q1 2021 total revenue increased 39% over prior year period

•	Increased the installed base to 1,427 devices with 66 devices placed during the first quarter, double the number of devices placed compared to the first quarter of 2020

•	Deepened traction within biopharma with multiple desktop devices placed at existing customers; approximately 40% of total desktop installed base now placed across top 20 biopharma companies

•	Announced the MX908 Aero / Bluetooth 3.0 updates to enhance the features of our handheld mass spec device

•	Announced a collaboration with Bio-Techne to develop an extended workflow for protein characterization

•	Strengthened leadership team with the addition of Michele Fournier as VP, Chief People Officer

•	Appointed six new members to the Scientific Advisory Board, expanding its expertise in bioprocessing and biotherapeutics

“Our team made excellent progress during the first quarter which translated into strong product and service revenue growth and expansion of our installed base,” said Kevin J. Knopp, CEO and Co-founder. “I am encouraged by the momentum we are seeing from customers, the talent we are bringing on board, and the capabilities we are adding to our platform. We are committed to our mission to bring mass spectrometry to the point-of-need and are well positioned to capture the vast opportunity ahead of us.”

First Quarter 2021 Financial Results

Revenue was $5.5 million for the three months ended March 31, 2021, a 39% increase from $4.0 million for the three months ended March 31, 2020. This growth was related to the 103% increase in product and service revenue which was driven predominantly by an increase in MX908 and Rebel units compared to the prior year period, as well as strong recurring revenue. The install base grew to 1,427 placements with 66 devices placed in Q1 2021.

Gross profit was $2.9 million for the first quarter of 2021, compared to $2.1 million for the corresponding prior year period. Product and service gross margin was 52%, as compared to 41% for the corresponding prior year period.

Operating expenses were $8.7 million for the first quarter of 2021, compared to $4.9 million for the corresponding prior year period. This increase was driven by headcount expansion across our business, primarily focused in our commercial organization, and increased expenses related to operating as a public company.

Net loss was $6.1 million for the first quarter of 2021, compared to $3.0 million for the corresponding prior year period. Net loss per share was $0.22 for the first quarter of 2021, compared to $0.60 for the corresponding prior year period.

Cash and cash equivalents were $149 million as of March 31, 2021. In addition, the Company has approximately $15 million of debt outstanding.

2021 Guidance

908 Devices continues to expect full year 2021 revenue to be in the range of $38 million to $40 million, representing 41% to 49% growth over full year 2020.

Webcast Information

908 Devices will host a conference call to discuss the first quarter 2021 financial results before market open on Thursday, May 13, 2021 at 5:30 am Pacific Time / 8:30 am Eastern Time. A webcast of the conference call can be accessed at https://ir.908devices.com/news-events/events. The webcast will be archived and available for replay for at least 90 days after the event.

About 908 Devices

908 Devices is democratizing laboratory mass spectrometry with its simple handheld and desktop devices, addressing critical-to-life applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers to directly address some of the most critical problems in life sciences research, bioprocessing, pharma / biopharma, forensics and adjacent markets. The Company is headquartered in the heart of Boston, where it designs and manufactures innovative products that bring together the power of mass spectrometry, microfluidic separations, software automation, and machine learning.

Forward Looking Statements

This press release includes “forward looking statements,” including statements relating to the Company’s future revenue and growth. Forward-looking statements involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact:

Carrie Mendivil

IR@908devices.com

908 DEVICES INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Quarter Ended March 31,
	2021	2020
Revenue:
Product and service revenue	$5,357	$2,639
License and contract revenue	186	1,362
Total revenue	5,543	4,001
Cost of revenue:
Product and service cost of revenue	2,560	1,570
License and contract cost of revenue	75	333
Total cost of revenue	2,635	1,903
Gross profit	2.908	2,098
Operating expenses:
Research and development	2,965	2,156
Selling, general and administrative	5,753	2,706
Total operating expenses	8,718	4,862
Loss from operations	(5,810)	(2,764)
Interest expense	(376)	(241)
Other income (expense), net	91	39
Net loss and comprehensive loss	(6,095)	(2,966)
Accretion of redeemable convertible preferred stock to redemption value	-	(30)
Net loss attributable to common stockholders	$(6,095)	$(2,996)
Net loss per share attributable to common stockholders, basic and diluted	$(0.22)	$(0.60)
Weighted average common shares outstanding, basic and diluted	27,290,364	4,993,199

908 DEVICES INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2021	2020
Current assets:
Cash and cash equivalents	$148,959	$159,227
Accounts receivable, net	4,367	6,825
Unbilled receivables	55	47
Inventory	6,822	4,568
Prepaid expenses and other current assets	2,696	300
Restricted cash	60	—
Total current assets	162,959	170,967
Operating lease, right-of-use assets	6,027	6,287
Property and equipment, net	966	850
Other long-term assets	1,798	723
Total assets	$171,750	$178,827

Current liabilities:
Accounts payable	$1,690	$1,004
Accrued expenses	3,011	5,038
Deferred revenue	3,321	3,104
Operating lease liabilities	1,225	1,187
Current portion of long-term debt	—	500
Total current liabilities	9,247	10,833
Long-term debt, net of discount and current portion	15,000	14,332
Operating lease liabilities, net of current portion	5,525	5,839
Deferred revenue, net of current portion	8,472	8,588
Other long-term liabilities	194	194
Total liabilities	38,438	39,786

Total stockholders' equity	133,312	139,041
Total liabilities and stockholders' equity	$171,750	$178,827